EXHIBIT 99.1 – Press release

For Immediate Release
October 5, 2009

Peoples Educational Holdings, Inc. Reports First Quarter Results

Saddle Brook, New Jersey, October 5, 2009 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced  financial results for  the three months ended August 31, 2009.

Total revenue for the quarter was $14.7 million, a decrease of 7.8% from the same period in the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $6.3 million, a decline of 5.8% from the prior year. College Preparation revenue for the period was $7.6 million, a decline of 18.5% from the prior year.  In addition, $0.9 million of revenue was generated from our new Literacy product offerings, which was launched in March 2009.  Net income for the quarter was $1.5 million, an increase of 10.4% over the prior year.  Basic and diluted earnings per common share were $0.33, a year-over-year improvement of $0.03 per share.  Non-GAAP net income, which excludes non-recurring costs, and adjusts for the difference between prepublication expenditures and amortization was $1.9 million, or $0.42 per share, compared to $1.5 million or $0.34 per share in the prior year (see Exhibit 1).

Financial Highlights for the Quarter Ended August 31, 2009

•	Net income increased 10.4% and Non-GAAP net income increased 21.9% on a year-over-year basis, despite a decline in revenue.
•
Free Cash Flow (cash provided by operating activities reduced by expenditures for prepublication cost, equipment and intangibles, see Exhibit 2) for the quarter continues to be strong at $3.8 million. The $0.6 million decline from the prior year was due to timing of payments made to key vendors.

•	Gross Profit as a percentage of revenue, increased from 37.1% to 40.2%, primarily due to a decline in Prepublication Cost Amortization and revenue mix.
•	General and Administrative expenses declined 8.6% from the prior year to $1.2 million.
•	Bank Debt declined by $1.6 million on a year-over-year basis.
•
Interest Expense for the quarter was $94,000, a decrease of $134,000.  The decrease is due to lower average outstanding debt, lower interest rates, and $27,000 of income from the fair value adjustment of our interest rate swap agreement.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “The K-12 supplemental material market continues to be a challenging environment.  Although disappointed with our 7.8% revenue decline, I was pleased that we were able to react to the market softness, reduce expense, and deliver Net Income and Non-GAAP net income that exceeded the prior year results. I’m also very optimistic about our new online product suite, ePath Knowledge, which was just launched this September.  The ePath Knowledge series consists of three programs, which work together to deliver an integrated online solution, or as standalone offerings, to fill in the missing piece of any existing solution.  We believe this flexibility, combined with our high quality customized content, user friendly design, and affordable pricing will make ePath Knowledge a needed solution for schools and districts.”

“In addition, effective late October we will be expanding our newly launched Literacy product line with two new series; a graphic poetry series and a graphic novels series. These new products complement our existing literacy titles by utilizing a graphic approach to help capture the interest of struggling readers”.

“Based upon our first quarter results, and our forecast for the balance of the year, we are reaffirming our previous guidance.  We continue to project full year revenue of between $37 million and $39 million, and net income of $0.5 million to $0.9 million or $0.11 to $0.20 per basic share.  We expect Non-GAAP net income to be between $0.7 million and $1.1 million or $0.16 to $0.25 per basic share and positive Free Cash Flow to range between $2.0 million to $2.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc., believes presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because they describe the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these Non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call

We have scheduled a conference call today, October 5, 2009, at 5:00 pm Eastern Time. The call will be hosted by Brian Beckwith, President and Chief Executive Officer and Michael DeMarco, Executive Vice President and Chief Financial Officer.  A slide presentation highlighting points discussed in our conference call will also be available prior to the conference call, through the investor relations section of our web site at www.peopleseducation.com.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in three market areas:

Test Preparation, Assessment, and Instruction
•
Test Preparation and Assessment: We create and sell state-customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 1-12.

•
Instruction: We produce and sell proprietary state-customized print worktexts and print and web-based delivered assessments, for Grades 1-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy
•
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
•
We distribute and publish instructional materials that meet the required academic standards for high schools honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers.  We also publish our own proprietary college preparation supplements and ancillary materials.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles, that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in section 21E of the Securities Exchange Act of 1934) regarding the Company and its markets. These forward-looking statements involve a number of risks and uncertainties, including (1) changes in demand from customers, (2) changes in product or customer mix or revenues and in the level of operating expenses, (3) rapidly changing technologies and the Company's ability to respond thereto, (4) the impact of competitive products and pricing, (5) federal, state and local levels of educational spending, (6) the Company’s ability to retain qualified personnel, (7) the Company’s ability to retain its distribution agreements in the College Preparation market, (8) the sufficiency of the Company’s copyright protection, and (9) the Company’s ability to continue to rely on the services of a third-party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In Thousands-Except Share Data)	Unaudited		Unaudited
	August 31, 2009	May 31, 2009	August 31, 2008
ASSETS
Current Assets
Cash and Cash Equivalents	$102	$42	$71
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	6,531	2,842	7,786
Inventory	3,887	4,219	3,946
Prepaid Expenses and Other	355	323	327
Prepaid Marketing Expenses	878	862	1,103
Deferred Income Taxes	827	1,092	802
Total Current Assets	12,580	9,380	14,035
Equipment - At Cost, Less Accumulated Depreciation
of $2,301, $2,241 and $2,070, respectively	347	387	551
Other Assets
Deferred Prepublication Costs, Net	12,800	13,466	14,857
Deferred Income Taxes	412	1,006	976
Trademarks, Net	185	170	189
Prepaid Expenses and Other	250	273	299
Prepaid Marketing Expenses	-	-	371
Total Other Assets	13,647	14,915	16,692
Total Assets	$26,574	$24,682	$31,278
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,023	$2,034	$2,043
Accounts Payable	7,829	3,998	10,387
Accrued Compensation	326	170	363
Other Accrued Expenses	1,040	855	360
Deferred Revenue	259	278	526
Total Current Liabilities	11,477	7,335	13,679
Long Term Obligations, Less Current Maturities	8,122	11,854	9,708
Total Liabilities	19,599	19,189	23,387
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued: 4,478,434, 4,478,434 and 4,470,734 shares, respectively	90	90	89
Additional Paid In Capital	8,080	8,060	8,024
Accumulated Deficit	(1,131)	(2,593)	(158)
Treasury Stock, 16,232 shares, at cost	(64)	(64)	(64)
Total Stockholders' Equity	6,975	5,493	7,891
Total Liabilities and Stockholders' Equity	$26,574	$24,682	$31,278

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands- Except Share Data)
	Three Months Ended
	August 31,
	2009	2008
Revenue, Net	$14,749	$15,997
Cost of Revenue
Direct Costs	7,413	8,407
Prepublication Cost Amortization	1,400	1,658
Total	8,813	10,065

Gross Profit	5,936	5,932

Selling, General and Administrative Expenses	3,511	3,590

Income From Operations	2,425	2,342

Other Expenses, Net	10	8
Interest Expense	94	228
Total	104	236

Income Before Income Taxes	2,321	2,106

Income Tax Expense	859	782

Net Income	$1,462	$1,324
Net Income per Common Share
Basic and Diluted	$0.33	$0.30
Weighted-average Number of Common Shares Outstanding
Basic and Diluted	4,462	4,455

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In Thousands)

	Three Months Ended
	August 31,
	2009	2008
Cash Flows From Operating Activities
Net Income	$1,462	$1,324
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Depreciation	60	76
Amortization of Prepublication Costs and Trademarks	1,403	1,661
Stock-Based Compensation	20	11
Market Value Adjustment of Interest Rate Swap	(39)	(12)
Deferred Income Taxes	859	782
Changes in Operating Assets and Liabilities
Accounts Receivable	(3,689)	(4,122)
Inventory	332	448
Prepaid Expenses and Other	(9)	41
Prepaid Marketing Expenses	(16)	(150)
Accounts Payable and Accrued Expenses	4,172	5,610
Deferred Revenue	(19)	51
Net Cash Provided By Operating Activities	4,536	5,720
Cash Flows From Investing Activities
Purchases of Equipment	(20)	(61)
Expenditures for Intangibles	(18)	(1)
Expenditures for Prepublication Costs	(734)	(1,315)
Net Cash Used In Investing Activities	(772)	(1,377)
Cash Flows From Financing Activities
Net Payments Under Line of Credit	(3,193)	(3,815)
Principal Payments On Long Term Debt	(511)	(510)
Net Cash Used In Financing Activities	(3,704)	(4,325)
Net Increase in Cash and Cash Equivalents	60	18
Cash and Cash Equivalents
Beginning of Year	42	53
End of Year	$102	$71
Supplemental Cash Flow Information
Cash Payments for:
Interest	$139	$212

Exhibit 1

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(In Thousands - Except Share Data)
	Three Months Ended
	8/31/2009	8/31/2008
Net Income	$1,462	$1,324

Amortization of Prepublications Costs	1,400	1,658
Cash Expenditures for Prepublication Costs	(734)	(1,315)
Market Value Adjustment of Interest Rate Swap	(39)	(12)
Adjusted Income Tax Benefit	(232)	(132)
Non-GAAP Net Income	$1,857	$1,523

Basic Weighted Shares Outstanding	4,462	4,455

Non-GAAP Earnings Per Share	$0.42	$0.34

Exhibit 2

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

(In Thousands)
	Three Months Ended
	8/31/2009	8/31/2008
Net Cash Provided By Operating Activities	$4,536	$5,720
Cash Expenditures for Equipment and Intangibles	(38)	(62)
Cash Expenditures for Prepublication Costs	(734)	(1,315)
Free Cash Flow	$3,764	$4,343